As filed with the Securities and Exchange Commission on March 28, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sky Harbour Group Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware	6500	85-2732947
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604
Tel: (212) 554-5990
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Tal Keinan
Chief Executive Officer
Sky Harbour Group Corporation
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604
Tel: (212) 554-5990
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
John Owen
John Hensley
Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Tel: (212) 468-8000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED MARCH 28, 2022

PRELIMINARY PROSPECTUS

Up to 14,519,218 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 7,719,779 Warrants
This prospectus relates to the issuance by us of up to an aggregate of 14,519,218 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 warrants (the “Private Placement Warrants”) originally issued to the Sponsor (as defined below) in a private placement in connection with the initial public offering of our predecessor company, Yellowstone Acquisition Company (“YAC”) and (ii) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of 6,799,439 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of YAC We will receive the proceeds from any exercise of any Public Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholder named in this prospectus (the “Selling Securityholder”) of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 Private Placement Warrants and (ii) up to 7,719,779 Private Placement Warrants. We will not receive any proceeds from the sale of Private Placement Warrants by the Selling Securityholder pursuant to this prospectus. The holder of Private Placement Warrants has agreed, subject to certain exceptions, not to sell the Private Placement Warrants, or the shares of Class A Common Stock underlying the Private Placement Warrants, for a period of at least the first to occur of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022.
We are registering the securities for resale pursuant to the Selling Securityholder’s registration rights under certain agreements between us and the Selling Securityholder. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the Private Placement Warrants. The Selling Securityholder may offer, sell or distribute all or a portion of its Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Private Placement Warrants by the Selling Securityholder pursuant to this prospectus. We provide more information about how the Selling Securityholder may sell the Private Placement Warrants in the section entitled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange American LLC (the “NYSE American”) under the symbols “SKYH” and “SKYH WS,” respectively. On March 25, 2022, the closing price of our Class A Common Stock was $23.64 and the closing price for our Public Warrants was $2.00.
See the section entitled “Risk Factors” beginning on page 4 of this prospectus and in other documents that are incorporated by reference in this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Public Warrants for cash.
Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On January 25, 2022 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”), by and among YAC and Sky Harbour LLC, a Delaware limited liability company (“Sky”). On the Closing Date the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Class B Common Stock, held by BOC Yellowstone LLC, a Delaware limited liability company (the “Sponsor”), were converted into shares of Class A Common Stock; (c) Sky restructured its capitalization, issued to the Company 14,937,581 common units of Sky (the “Sky Common Units”), which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the business combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE (as defined below)), reclassified the existing Sky Common Units (other than the existing Sky incentive common units (the “Sky Incentive Units”)), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC Funding LLC (“BOC YAC”) in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (h) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky $46,262,048 consisting of the amount held in the YAC trust account after (i) deducting $123,068,515 required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the $45,000,000 purchase by Boston Omaha Corporation (“Boston Omaha”) of Class A Common Stock (the “BOC PIPE”) and (iii) deducting $21,164,160 consisting of deferred underwriting commissions, transaction expenses and the BOC Yellowstone LLC promissory note repayment; and (i) without any action on the part of any holder of YAC Warrants, each YAC Warrant that was issued and outstanding immediately prior to the closing became a Warrant (the transactions referred to in clauses (a) through (i), collectively, the “Business Combination”).
As a result of the closing of the Business Combination (the “Closing”), the Company is organized as an “Up-C” structure in which substantially all of the operating assets of Sky’s business are held by Sky, and the Company’s only assets are its equity interests in Sky.
Unless the context indicates otherwise, references in this prospectus to the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to the entity formerly named Yellowstone Acquisition Company, after giving effect to the Business Combination, and as renamed Sky Harbour Group Corporation. The terms “Yellowstone” and “YAC” are to our company prior to the prior to the completion of the Business Combination.
i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “might,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:
•
expectations regarding the Company’s strategies and future financial performance, including the Company’s future business plans or objectives, prospective performance and commercial opportunities and competitors, services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives;

•	the outcome of any legal proceedings that may be instituted against the Company or its predecessors in connection with the Business Combination and related transactions;
•	our limited operating history makes it difficult to predict future revenues and operating results;
•	financial projections may not prove to be reflective of actual financial results;
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;
•	changes in applicable laws or regulations;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
•	our financial performance.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
ii

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
The Company
We are an aviation infrastructure development company building the first nationwide network of Home-Basing Solutions (“HBS”) for business aircraft. We develop, lease and manage general aviation hangars across the United States, targeting airfields in the largest growth markets with significant aircraft populations and high hangar demand. Our HBS campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft.
As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because the new jets require larger square footage of hangar space and the pace of new hangar construction has lagged behind the demand. The cumulative square footage of the business aircraft fleet in the United States increased 42% between 2010 and 2020. Moreover, over that same period, there was a 70% increase in the square footage of larger private jets - those with greater than a 24-foot tail height. The larger footprint aircraft do not fit in much of the existing hangar infrastructure and impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets inhibits wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.
Our scalable business strategy addresses the increased imbalance between the supply and demand of private jet storage, including the lack of hangar facilities able to accommodate larger aircraft, by growing its portfolio of HBS campuses at key airports across the United States. We target airports with excess demand for private hangar space, typically near metropolitan areas, which include both established and growing markets. We intend to capitalize on the existing hangar supply constraints at major United States airports by targeting high-end tenants in markets where there is a shortage of private and FBO hangar space, or where such hangars are or are becoming obsolete.
In contrast with community hangars and other facilities provided by FBOs, the HBS campuses offered by us provide the following features and services:
•	private hangar space for exclusive use of the tenant;
•	adjoining attractive/custom lounge and office suites;
•	dedicated line crews and services;
•	climate control to mitigate condensation and associated corrosion;
•	features to support in-hangar aircraft maintenance;
•	no-foam fire suppression; and
•	customized software to provide security, control access and monitor hangar space.
We use a standard set of proprietary prototype hangar designs, which are intended to lower construction costs, minimize development risk, expedite permit issuance, and facilitate the implementation of refinements across its portfolio. Hangar features include:
•	ability to accommodate heavy business jets in single configuration, medium jets in twin or triplet configuration, or light jets in multi-configuration;
•
compliance with National Fire Protection Association 409 Group III fire code, eliminating foam fire protection systems, resulting in lower construction costs and operating expenses, as well as eliminating accidental foam discharges and the resultant negative effects on aircraft maintenance and resale value;

•	high-voltage, industrial drainage and impervious floors that support in-hangar maintenance and inspections; and
•	control through smartphone application.

Background
The Company was originally known as Yellowstone Acquisition Company. On January 25, 2022, YAC consummated the Business Combination with Sky pursuant to the Equity Purchase Agreement dated as of August 1, 2021 among by and among YAC and Sky. In connection with the Closing of the Business Combination, YAC changed its name to Sky Harbour Group Corporation. Sky was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While YAC was the legal acquirer of Sky in the Business Combination, because Sky was deemed the accounting acquirer, the historical financial statements of Sky became the historical financial statements of the Company upon the consummation of the Business Combination.
On the Closing Date the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Class B Common Stock held by the Sponsor were converted into shares of Class A Common Stock; (c) Sky restructured its capitalization, issued to the Company 14,937,581 Sky Common Units, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Business Combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE, reclassified the existing Sky Common Units (other than the existing Sky Incentive Units), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (h) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky $46,262,048 consisting of the amount held in the YAC trust account after (i) deducting $123,068,515 required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the $45,000,000 BOC PIPE and (iii) deducting $21,164,160 consisting of deferred underwriting commissions, transaction expenses and the BOC Yellowstone LLC promissory note repayment; and (i) without any action on the part of any holder of YAC Warrants, each YAC Warrant that was issued and outstanding immediately prior to the closing became a Warrant.
Our Class A Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.
The rights of holders of our Common Stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”
Corporate Information
YAC was incorporated in the State of Delaware on August 25, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving YAC and one or more businesses. YAC completed its initial public offering on October 26, 2020. In connection with the closing of the Business Combination, we changed our name to Sky Harbour Group Corporation. Our principal executive offices are located at 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Our telephone number is (212) 554-5990. Our website address is www.skyharbour.group. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
Sky Harbour Group Corporation (f/k/a Yellowstone Acquisition Company).
Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by us
Up to 14,519,218 shares of Class A Common Stock, which consists of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of the 7,719,779 outstanding Private Placement Warrants and (ii) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of 6,799,439 Public Warrants.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants and Redemption of All Class B Common Stock
14,937,581 shares(1).
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants and All Class B Common Stock
71,649,049 shares (based on total shares and Warrants outstanding as of March 28, 2022).
Exercise Price of Warrants
$11.50 per share, subject to adjustment as described herein.
Use of Proceeds
We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Public Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Class A Common Stock and Warrants
Shares of Class A Common Stock Offered by the Selling Securityholder
Up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants.
Warrants Offered by the Selling Securityholder
7,719,779 Private Placement Warrants.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of our Securities—Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of Private Placement Warrants by the Selling Securityholder.
Lock-Up Restrictions
The Selling Securityholder is subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Party Transactions” and “Selling Securityholder” for further discussion.
Market for Class A Common Stock and Warrants
Our Class A Common Stock and Public Warrants are currently traded on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
(1)	Excludes 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 outstanding Sky Equity Incentive Units.

RISK FACTORS
An investment in shares of our Class A Common Stock and Warrants involves substantial risks. In addition to other information in this prospectus, you should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) under the caption “Item 1A. Risk Factors,” as well as other information and data set forth in this prospectus and the documents incorporated by reference herein and therein, before making an investment decision with respect to our securities. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition and results of operations, which could cause you to lose all or a part of your investment in our securities. Some statements in this prospectus and the documents incorporated by reference herein constitute forward looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
We may not receive any proceeds from the exercise of Warrants, and if we do we may be unable to invest the portion of the net proceeds from this offering on acceptable terms.
We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, will only receive proceeds to the extent holders of Warrants elect to exercise. We can provide no assurances as to the amount of proceeds we will receive from the exercise of Warrants or whether we will receive any proceeds. We will have broad discretion in the use of any proceeds received from the exercise of Warrants. Delays in investing the net proceeds from this offering may impair our performance. We cannot assure you that we will be able to identify uses of proceeds that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds from this offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. Moreover, we will have significant flexibility in investing the net proceeds from this offering and may use the net proceeds from this offering in ways with which investors may not agree.
The market price of Class A Common Stock and Public Warrants has been and may continue to be extremely volatile, which could cause purchasers of our securities to incur substantial losses.
The market prices and trading volume that our shares of Class A Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Class A Common Stock and Public Warrants to incur substantial losses. Since the closing of the Business Combination, our Class A Common Stock has traded as low as $5.25 and as high as $43.41 as of March 25, 2022. In addition, the volume of trading of our Class A Common Stock has been inconsistent. For example, on February 16, 2022 our Class A Common Stock had trading volume of 13,800 shares and on February 18, 2022 our Class A Common Stock had trading volume of 19,692,800. Our Public Warrants have not traded in tandem with our Class A Common Stock, and since the closing of the Business Combination has traded within a range of $0.33 to $2.75 as of March 25, 2022.
We believe that the recent volatility and our current market prices reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, investors in our Class A Common Stock and Warrants are subject to the risk of losing all or a substantial portion of their investment.
Extreme fluctuations in the market price of our Common Stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. The market volatility and trading patterns we have experienced create several risks for investors, including the following:
•
the market price of our Class A Common Stock has experienced and may continue to experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

•
factors in the public trading market for our Common Stock may include the sentiment of retail investors, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors;

•
to the extent volatility in our Common Stock is caused by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our Common Stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and
•	if the market price of our Class A Common Stock declines, you may be unable to resell your shares at or above the price at which you acquired them, and the Warrant you own may become out of the money.
The trading price of Class A Common Stock and Public Warrants depends on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Any of the factors listed below could have a material adverse effect on investment in Class A Common Stock and Public Warrants, and Class A Common Stock and Public Warrants may trade at prices significantly below the price paid for them. In such circumstances, the trading price of Class A Common Stock and Public Warrants may not recover and may experience a further decline. Factors affecting the trading price of Class A Common Stock and Public Warrants may include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	speculation in the press or investment community;
•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	publications of research reports by securities analysts about us, our competitors, or the industry we operate in;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of Class A Common Stock available for public sale;
•	any major change in the Board or management;
•	sales of substantial amounts of Class A Common Stock by directors, officers or significant stockholders or the perception that such sales could occur;
•
general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), epidemics, currency fluctuations and acts of war (such as the conflict between Russia and Ukraine) or terrorism; and

•	other risk factors listed under this “Risk Factors” section.
The public float of our Class A Common Stock is very illiquid, and there may not be sufficient demand in the marketplace to absorb the sale of newly registered shares subject of this registration statement.
As of March 25, 2022, the public float of our Class A Common Stock listed in the NYSE American was approximately $36.4 million, which is only 2.7% of the equity capitalization of the Company. Given the company is recently listed, and does not have any investor research coverage nor a seasoned established institutional investor base, any significant sale of shares subject of this registration statement may have a significant negative impact on the price of our Class A Common Stock.

We cannot predict the impact our dual class structure may have on the stock price of Class A Common Stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.
The outstanding Warrants will become exercisable for shares of Class A Common Stock no later than April 21, 2022 and common units in Sky may be redeemed for Class A common stock upon expiration of the applicable lock-up period. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of March 28, 2022, there were 6,799,439 outstanding Public Warrants to purchase 6,799,439 shares of Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable upon the earlier of the effectiveness of a resale registration statement registering the shares of Class A Common Stock underlying the Public Warrants and Private Placement Warrants and April 21, 2022. In addition, as of March 28, 2022, there were 7,719,779 Private Placement Warrants outstanding exercisable for 7,719,779 shares of Class A Common Stock at an exercise price of $11.50 per share. Beginning on April 21, 2022, the Public Warrants and Private Placement Warrants may be exercised on a cashless basis. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market.
In addition, as of March 28, 2022, we had 42,192,250 Sky common units outstanding, which upon expiration of the lock-up period may be redeemed for shares of our Class A common stock on a one-for-one basis. The lock-up period for the outstanding Sky common units, and for the shares of Class A Common Stock underlying the Private Placement Warrants, expires upon the earlier of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022. Furthermore, we are required to register for resale all of the Class A common stock underlying such outstanding units. Sales of substantial numbers of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of Class A Common Stock, the impact of which is increased as the value of our stock price increases.
There is no guarantee that the Warrants will be in the money, and they may expire worthless and the terms of our Warrants may be amended.
The exercise price for the Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Warrants will be in the money at any given time prior to their expiration. If the trading price of Class A Common Stock declines, the Warrants may expire worthless. The Warrants will become exercisable upon the earlier of the effectiveness of the registration statement of which this prospectus forms a part registering the shares of Class A Common Stock underlying the Public Warrants and Private Placement Warrants and April 21, 2022 (the 61st business day following the completion of the Business Combination). We intend to seek to go effective on the registration statement of which this prospectus forms a part as soon as possible, but we may not be able to go effective on the registration statement of which this prospectus forms a part prior to April 21, 2022. We can provide no assurances that the trading price of our Class A Common Stock will remain at levels where it would be attractive to exercise our outstanding Warrants until the time that such warrants become exercisable.
We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to the holders of such Warrants, thereby making such Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. Our Class A Common Stock has recently been trading at such levels, and we may seek to exercise this right after the Warrants become exercisable. If and when such Warrants become redeemable by us, we may not exercise our redemption rights if the issuance of shares of Class A Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Warrants were offered by Yellowstone in its initial public offering. Redemption of the outstanding Warrants could force the holders of such Warrants (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) to sell the Warrants at the then-current market price when you might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.
We will have broad discretion over the use of proceeds from the exercise of the Warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from the exercises of the Warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures and working capital. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of Warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.
The Warrants may be amended in a manner adverse to a holder if holders of 50% of the then outstanding Warrants approve of such amendment.
The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Warrants; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, is required. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment adversely affecting the Private Placement Warrants in a different manner than the Public Warrants or vice versa, if holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for Class A Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our business, the price of Class A Common Stock would likely decline. If few analysts cover us, demand for Class A Common Stock could decrease and our Class A Common Stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

USE OF PROCEEDS
We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Warrants for general corporate purposes, which may include acquisitions and other business opportunities. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Public Warrants may be exercised on a cashless basis beginning on April 21, 2022 if the registration statement of which this prospectus forms a part is not effective. The Private Placement Warrants may be exercised on a cashless basis any time upon the earlier of the effectiveness of the registration statement of which this prospectus forms a part and April 21, 2022.
All of the Private Placement Warrants and shares of Class A Common Stock underlying the Private Placement Warrants offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its respective account. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE American under the symbol “SKYH WS.”
We cannot currently determine the price or prices at which shares of our Private Placement Warrants may be sold by the Selling Securityholder under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Market Price and Ticker Symbol
Our Class A Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively. Prior to the consummation of the Business Combination, YAC’s Units, YAC’s Class A Common Stock and YAC’s Public Warrants were listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols “YSACU”, “YSAC” and “YSACW,” respectively. Upon consummation of the Business Combination, YAC’s Units automatically separated into the component securities, YAC’s Class A Common Stock was reclassified as our Class A Common Stock and YAC’s Public Warrants were reclassified as our Public Warrants.
As of March 25, 2022, there were four holders of record of Class A Common Stock and three holders of record of Warrants. However, because many of the shares of Class A Common Stock and the Warrants are held by brokers and other institutions on behalf of stockholders, we believe there are substantially more beneficial holders of Class A Common Stock and Warrants than record holders.
Dividend Policy
We have not paid any cash dividends on our Class A Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors (the “Board”) and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers and their ages as of March 28, 2022 are as follows:
Name	Age	Title
Tal Keinan	52	Chair and Chief Executive Officer
Alex Saltzman	46	Chief Operating Officer
Francisco Gonzalez	54	Chief Financial Officer
Michael W. Schmitt	36	Chief Accounting Officer
Gerald Adler	64	Interim General Counsel and Corporate Secretary
Walter Jackson	63	Director
Alethia Nancoo	53	Director
Alex B. Rozek	43	Director
Lysa Leiponis	57	Director
Nick Wellmon	33	Director
Robert S. Rivkin	61	Director
Executive Officers
Tal Keinan. Tal Keinan has served as our Chairman of the Board and Chief Executive Officer since the closing of the Business Combination. Mr. Keinan assembled and has led the Sky team since its inception in October 2017. Mr. Keinan has served as Co-Founder and Executive Chairman of Clarity Capital KCPS Ltd., a global asset-management firm, since September 2005. He has served as the chairman of Koret Israel Economic Development Funds, Israel’s largest nonprofit lender to small and micro businesses, since 2010. Mr. Keinan is a veteran of the Israel Air Force, where he served for eighteen years, as an operational F-16 pilot and an air combat instructor, retiring with the rank of Lieutenant Colonel. He remains a licensed commercial pilot. Mr. Keinan holds a master’s degree in Business Administration from the Harvard Business School and is a graduate of The Israel Air Force Academy.
Alex Saltzman. Alex Saltzman has served as our Chief Operating Officer since the closing of the Business Combination. Mr. Saltzman currently serves as the Chief Operating Officer of Sky, a position he has held since March 2021, where he sets and drives Sky’s strategy to seek to achieve robust corporate growth through actionable goals, plans, and budgets. Previously, as a partner at Alchemy Properties from July 2007 until February 2021, Mr. Saltzman directed the development of commercial and residential real estate and oversaw the entire arc of the business from acquisitions and financing through design and construction, into marketing and sales. Mr. Saltzman holds an MS in Real Estate Finance from New York University and a BA from the University of Pennsylvania. He is a former professor at the Schack Institute of Real Estate at New York University and has lectured at The Wharton School at The University of Pennsylvania.
Francisco Gonzalez. Francisco Gonzalez has served as our Chief Financial Officer since the closing of the Business Combination. As the current CFO of Sky, a position he has held since July 1, 2021, Mr. Gonzalez oversees all financial, capital markets, treasury, tax and accounting functions. During his previous positions from 1989 to 1991 and 1993 until 2010 at Goldman Sachs & Co. LLC, at RBC Capital Markets from 2010 until 2016, and at Fortress Investment Group from 2017 until 2018, Mr. Gonzalez led or was involved in numerous municipal bond financings, interest rate swaps and public private partnerships for infrastructure and municipal clients, with an emphasis in transportation related projects. He served as a managing director to LSN Partners/LSN Global Projects (“LSN”), a boutique infrastructure advisory firm, since June 2018. Mr. Gonzalez, who resigned from LSN upon becoming Sky’s Chief Financial Officer, has an ongoing consulting relationship with LSN as a Senior Advisor and continues to receive payments for such consulting services. Mr. Gonzalez does not receive any payments from LSN with respect to any continuing services rendered by LSN to Sky. Mr. Gonzalez holds a BA in Economics from Harvard College and an MBA from the Harvard Business School.
Michael W. Schmitt. Michael Schmitt has served as our Chief Accounting Officer since the closing of the Business Combination. Mr. Schmitt has over fourteen years of accounting and audit experience, most recently at PricewaterhouseCoopers LLP (“PwC”), where he held roles of increasing responsibility within the firm’s audit practice since 2012. While at PwC, Mr. Schmitt most recently served as an Assurance Director from July 2021 until

January 2022 and an Assurance Senior Manager from July 2019 until June 2021. During Mr. Schmitt’s time at PwC, he served clients primarily in the transportation, travel, and logistics industries, inclusive of airlines, aircraft leasing and finance companies, as well and other multibillion-dollar SEC registrants in the consumer and industrial sectors. Mr. Schmitt holds a Bachelor of Science in Accountancy from Bryant University and is a licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Gerald Adler. Gerald Adler has served as our Interim General Counsel and Corporate Secretary since the closing of the Business Combination. Mr. Adler has over thirty-five years of experience practicing corporate law. Before joining the Company, Mr. Adler operated a solo practice in 2020, where he advised businesses, start-ups, and venture capital and private equity firms on general corporate and commercial law matters including mergers, acquisitions, financings, capital raises, restructuring, employment matters and commercial licenses and agreements. He previously served as Chief Operating Officer and General Counsel of Paine Schwartz Partners, LLC, a private equity firm specializing in sustainable food chain investing, from 2012 until 2019, and served as a Partner in the Corporate and Securities groups of Friedman Kaplan Seiler & Adelman, LLP from 2008 until 2011, Dechert, LLP from 2005 until 2007 and Swidler Berlin Shereff Friedman from 1989 until 2004. Mr. Adler holds a Bachelor of Arts in Economics from Yeshiva University and a J.D. from the Columbia University School of Law. He is admitted to practice law in New York and is a member of the New York City Bar Association.
Non-Employee Directors
Walter Jackson. Walter Jackson has served as a member of our Board since the closing of the Business Combination. From 2016 to 2022, Mr. Jackson was a Portfolio Manager at Onex Credit. Previously, Mr. Jackson spent 18 years in various lending and investing capacities at Goldman Sachs. From 1997 to 2007, in Goldman Sachs Investment Banking Division, he was responsible for origination and executing bank loans and high yield financings for leveraged buyouts and corporate M&A transactions for US and international companies. From 2008 to 2015, he was responsible for various activities in Goldman Sachs Merchant Banking Division, including as Senior Credit Officer and Chief Operating Officer of the Private Debt Group where he was a member of the leadership team responsible for credit investing, capital markets, fund financing and other fund management responsibilities. Prior to joining Goldman Sachs, Mr. Jackson spent 10 years at The Bank of Nova Scotia and Credit Suisse First Boston in various leveraged lending capacities. He started his career at Ernst & Whinney in 1985 where he was involved in financial consulting for large and middle market companies. Mr. Jackson earned an MBA from Georgia State University and a B.S. from Bryan College.
Alethia Nancoo. Alethia Nancoo has served as a member of our Board since the closing of the Business Combination. Ms. Nancoo has served as a partner in the Public & Infrastructure Finance Practice Group of Squire Patton Boggs (US) LLP since November 2013 and is a member of the firm's Global Board. Ms. Nancoo’s practice focuses on public, private and project debt finance, with particular emphasis on capital markets, infrastructure construction, airport, toll road and surface transportation, mixed-use multifamily housing, and water and sewer utility sectors. Ms. Nancoo previously served on the board of directors of the District of Columbia Water and Sewer Authority, where she was a member of the Finance and Governance Committees, and as a member of the Executive Committee of the District of Columbia Chamber of Commerce. Ms. Nancoo was recognized as Diversity, Equity and Inclusion Champion in Corporate Counsel Magazine’s 2021 Women, Influence & Power in Law and in the Washington Business Journal’s 2020 Minority Business Leader Awards. She is also a Fellow of the American College of Bond Counsel. Ms. Nancoo holds a B.A. in Psychology from the University of Maryland, a Masters of Education from the University of Maryland and a J.D. from the University of Wisconsin Law School.
Alex B. Rozek. Alex B. Rozek has served as a member of our Board since August 2020. Mr. Rozek has been Co-Chairperson of the Board, Co-Chief Executive Officer and President of Boston Omaha Corporation since February 2015, when he became a member of the Board. He also serves as the Managing Member of Boulderado Partners, LLC, a private investment partnership founded in July 2007. From 2004 to 2007, Mr. Rozek served as an analyst for Water Street Capital and Friedman Billings Ramsey Group. Prior to 2004, he worked for Hunton & Williams and FedEx. Since August 2020, Mr. Rozek has served as Co-Chairperson of the Board of Directors and Co-Chief Executive Officer of Yellowstone Acquisition Company, a special purpose acquisition company which trades on the NASDAQ Capital Market and in which one of our subsidiaries serves as sponsor. Mr. Rozek is also one of three appointees from the town of Woodstock to ECFiber, a fiber telecommunications cooperative in east-central Vermont. Mr. Rozek graduated with a B.S. in Biology and a Minor in Chemistry from the University of North Carolina at Chapel Hill.

Lysa Leiponis. Lysa Leiponis has served as a member of our Board since the closing of the Business Combination. Since January 2021, Ms. Leiponis has served as an Independent Senior Advisor at Ferrovial Airports U.S., where she advises senior executive leadership of one of the world’s leading developers and operators of airport infrastructure and provides counsel on strategic direction and growth strategy for the U.S. market. Ms. Leiponis has served as Principal and President of LL Aviation Advisors, LLC since February 2020, where she provides critical strategic advisory services to airport leaders, investors, airlines, and other industry stakeholders. Ms. Leiponis has served as a board member on the Critical Infrastructure Strategic Advisory Board of Parsons Corporation since March 2020 and as a member of the board of trustees of the Vaugh College of Aeronautics & Technology since October 2015, where she has also served as Chair of the Audit Committee from 2019 to present, Chair of the Compensation Committee from 2018 to 2019, Co-chair of the Governance Reform Committee from 2018 to 2019 and member of the Member Plant & Infrastructure and Development Committees from 2015 to 2018. Ms. Leiponis served as the Deputy Airport CEO and General Manager and as Airport CEO and General Manager of LaGuardia Airport from November 2010 until July 2013 and July 2013 until September 2019, respectively. Ms. Leiponis holds a B.S. in Accounting from Rutgers University and an M.B.A. from Pace University.
Nick Wellmon. Nick Wellmon has served as a member of our Board since the closing of the Business Combination. Since January 2020, Mr. Wellmon has served as the Founder and Managing Partner of Due West Partners, a private investment firm/family office with a differentiated and collaborative approach to investing and legacy creation. Focusing on investments in Aerospace & Defense, Diversified Industrials and Consumer Ventures, Due West empowers its companies with the resources and expertise they need to succeed at the next level. Prior to launching Due West, Mr. Wellmon was Director of Finance at Exotic Metals, a recognized leader in the aerospace and defense industry from February 2016 to January 2020. While at Exotic, Mr. Wellmon controlled the financial and strategic initiatives across the company’s business channels, and in 2019 led the sale of Exotic to Parker Hannifin Corporation. Earlier in his career, Mr. Wellmon was the Corporate Development Manager for eCommerce-startup Julep Beauty from December 2013 to February 2016, where he executed the company’s Series C capital raise led by Andreessen Horowitz and Madrona Venture Group. Mr. Wellmon also has ample experience in the investment banking industry, where he advised middle market companies on mergers, acquisitions and capital raising activities. Mr. Wellmon graduated from Wake Forest University in 2011 with a B.S. in Finance.
Robert S. Rivkin. Robert S. Rivkin has served as a member of our Board since the closing of the Business Combination. Since March 2019, Mr. Rivkin has been Senior Vice President and Chief Legal Officer for United Airlines, where he leads United’s Legal Department, including the corporate, securities, finance, commercial, litigation, government contracts, intellectual property, antitrust, environmental, employment and international groups. Prior to joining United, Mr. Rivkin served as deputy mayor of the City of Chicago from August 2017 to February 2019, of counsel of Riley Safer Holmes & Cancila LLP from July 2016 to August 2017 and deputy general counsel of Delta Air Lines from May 2013 to April 2016. Prior to joining Delta, Mr. Rivkin served as general counsel of the U.S. Department of Transportation from May 2009 to April 2013, after being nominated by President Obama and unanimously confirmed by the U.S. Senate. Mr. Rivkin has served as a director of the National Park Foundation since August 2015, a member of the Board of Trustees at the Steppenwolf Theatre Company since September 2019 and a member of the Board of Trustees of the Chicago Architecture Center since March 2020. Mr. Rivkin holds an A.B. in Social Studies from Harvard College and a J.D. from Stanford Law School, where he was an associate editor of the Stanford Law Review, and clerked for Judge Joel M. Flaum of the U.S. Court of Appeals for the 7th Circuit.
Corporate Governance Profile
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•	the Board is not classified, with each of our directors subject to re-election annually, and we may not classify our board without stockholder approval;
•	we have a majority voting standard for uncontested director elections;
•
we intend to comply with the corporate governance standards of the NYSE American, including having committees of the Board comprised solely of independent directors, except the Compensation Committee which includes the CEO;

•	a majority of our directors are independent under the listing standards of the NYSE American;
•	we have a lead independent director;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert,” as defined by the SEC;
•	our stockholders have the ability to amend our Bylaws by the affirmative vote of a majority of the outstanding shares of our common stock;
•	we have opted out of the business combination and control share acquisition statutes under the DGCL; and
•	we do not have a stockholder rights plan.
Our directors will stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Director Independence
Under the rules of the NYSE American, a director will only qualify as an “independent director” if such person is not an officer or employee of the company or its subsidiaries and such person does not have a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Prior to the consummation of the business combination, the Board undertook a review of the independence of each director and considered whether each director has a material relationship with YAC or the Sponsor that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board determined, as a result of this review, Walter Jackson Alethia Nancoo, Lysa Leiponis, Nick Wellmon and Robert S. Rivkin are considered “independent directors” as defined under the listing requirements and rules of the NYSE American, and that Walter Jackson, Alethia Nancoo, Lysa Leiponis, and Robert S. Rivkin are considered independent for purposes of audit committee service under Rule 10A-3 under the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and Sky and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of the post-combination company’s common stock held by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.” Ms. Leiponis serves as the lead independent director of the Board.
Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Committees
The standing committees of the Board consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee
The Audit Committee is composed of Ms. Leiponis, Mr. Jackson and Mr. Rivkin, with Mr. Jackson serving as chair of the committee. The Board determined that each of the foregoing meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American. The Board determined that Mr. Jackson is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE American. The Audit Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of the post-combination company’s independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by the post-combination company’s independent registered public accounting firm;
•	reviewing the post-combination company’s policies on risk assessment and risk management;
•
reviewing and discussing with management and the independent registered public accounting firm the post-combination company’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of the post-combination company’s internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether the post-combination company’s audited financial statements shall be included in the post-combination company’s Annual Report;

•	monitoring the post-combination company’s compliance with legal and regulatory requirements as they relate to the post-combination company’s financial statements and accounting matters;
•	preparing the Audit Committee report required by the rules of the SEC to be included in the post-combination company’s annual proxy statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing and discussing with management and the post-combination company’s independent registered public accounting firm the post-combination company’s earnings releases and scripts.
The Board adopted a written charter for the Audit Committee which is available on Sky’s website.
Compensation Committee
The Compensation Committee is composed of Mr. Keinan, Ms. Leiponis, Ms. Nancoo, Mr. Jackson, Mr. Wellmon and Mr. Rozek, with Ms. Nancoo serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is required to have a compensation committee composed entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that each of Ms. Leiponis, Ms. Nancoo, Mr. Jackson and Mr. Wellmon is independent. The Compensation Committee’s responsibilities include:
•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the post-combination company’s chief executive officer;
•
evaluating the performance of the post-combination company’s chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of the Company’s chief executive officer;

•	reviewing and approving the compensation of the Company’s other executive officers;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	conducting the independence assessment outlined in NYSE American rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NYSE American;
•	reviewing and establishing the post-combination company’s overall management compensation, philosophy and policy;
•	overseeing and administering the post-combination company’s compensation and similar plans;
•	reviewing and making recommendations to the board with respect to director compensation; and
•	reviewing and discussing with management the compensation discussion and analysis to be included in the post-combination company’s annual proxy statement or Annual Report.
The Board adopted a written charter for the Compensation Committee, which is available on Sky’s website.
Nominating and Corporate Governance Committee
The Company’s Nominating and Corporate Governance Committee is composed of Mr. Keinan, Ms. Leiponis, Ms. Nancoo, Mr. Rivkin and Mr. Rozek, with Ms. Leiponis serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is required to have a nominating and corporate governance committee comprised entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that Ms. Leiponis, Ms. Nancoo and Mr. Rivkin are independent. The Nominating and Corporate Governance Committee’s responsibilities include:
•	developing and recommending to the Board criteria for board and committee membership;
•	developing and recommending to the Board best practices and corporate governance principles;
•	developing and recommending to the Board a set of corporate governance guidelines; and
•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board.
Limitations on Liability and Indemnification of Officers and Directors
The Company’s Bylaws limit the liability of the Company’s directors and officers to the fullest extent permitted by the DGCL and provides that the Company will provide them with customary indemnification and advancement and prepayment of expenses. The Company has entered into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.
Controlled Company Exception
We qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) we have a nominating and corporate governance committee that is composed entirely of independent directors.
We rely on certain of these exemptions. As a result, we do not have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Stockholders’ Agreement
We and Tal Keinan, Due West Partners LLC, Center Sky Harbour LLC and the Sponsor (collectively, the “Stockholder Parties”) entered into a stockholders’ agreement (the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, among other things, the Stockholder Parties agreed to vote all of our securities that may be voted in the election of our directors held by such Stockholder Parties in accordance with the provisions of the Stockholders’ Agreement. Tal Keinan and his permitted designees (the “Founder Holders”) shall initially have the right to designate the designees (the “Founder Designees”), (ii) the Due West Partners LLC and its permitted designees (the “Due West Holders”) shall have the right to designate a single director, (iii) Center Sky Harbour LLC and its permitted designees (“Center Sky Holders”) shall have the right to designate a single director, and the Sponsor and permitted designees (the “Sponsor Holders”) shall have the right to designate a single director. Each of the Stockholder Parties have a right to designate a director (a “Stockholder Designating Party”) for election as follows:
In the event that the Founder Holders cease collectively, as of any date after the Closing Date, to own our voting stock bearing greater than: (1) thirty-three percent (33%) of outstanding voting power of the Company held by them at the Closing, the Founder Holders shall only be entitled to nominate three (3) members of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; (2) twenty-five percent (25%) of the outstanding voting power held by them at the Closing, the Founder Holders shall only be entitled to nominate two (2) members of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; (3) fifteen percent (15%) of the outstanding voting power held by them at the Closing, the Founder Holders shall only be entitled to nominate one (1) member of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; and (4) five percent (5%) of the outstanding voting power held by them at the Closing, the Founder Holders shall no longer be entitled to nominate any members of our Board as of the date the Founder Holders cease to hold the aforementioned requisite securities. The Stockholder Parties agree that, in the event the size of our Board is increased or decreased, the number of Founder Designees that the Founder Holders are entitled to appoint to our Board shall increase or decrease proportionately to the size of our Board. Notwithstanding the foregoing, for so long as the Founder Holders are entitled to nominate at least four (4) members of our Board, at least one (1) Founder Designee must (x) qualify as an “independent director” under NYSE Rules and (y) qualify as an “audit committee financial expert” within the meaning of Regulation S-K of the Securities Act. The Founder Holders’ rights to designate directors shall terminated as set forth herein
Until the Due West Fall-Away Date (as defined below), the Due West Holders, by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the designee of Due West Partners LLC (the “Due West Designee”). The Due West Designee must at all times qualify as an “independent director” under NYSE Rules. The “Due West Fall-Away Date” shall be the first date following the Closing on which either of the following events occurs: (A) the Due West Holders cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) Due West’s designation rights have been terminated as set forth herein.
Until the Center Sky Fall-Away Date, the Center Sky Holders (as defined below), by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the designee of Center Sky Harbour LLC (the “City Sky Designee”). The Center Sky Designee must at all times qualify as an “independent director” under NYSE Rules. The “Center Sky Fall-Away Date” shall be the first date following the Closing on which either of the following events occurs: (A) the Center Sky Holders cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power held by them at the Closing; or (B) Center Sky’s designation rights have been terminated as set forth herein.
Until the Sponsor Fall-Away Date (as defined below), the Sponsor Holders, by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the Sponsor’s designee (the “Sponsor Designee”). The Sponsor Designee must at all times qualify as an “independent director” under NYSE Rules. The “Sponsor Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Sponsor Holders jointly cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) the Sponsor’s designation rights have been terminated as set forth herein.
The right of any of the Stockholder Parties to designate nominees for appointment to our Board as set forth above shall terminate if at any time (A) such Stockholder Designating Party or any of its affiliates becomes our Competitor (as defined below), (B) such Stockholder Designating Party or any of its affiliates commences any legal proceeding against us, our subsidiaries or any other member of our Board; or (C) such Stockholder Designating Party or any of its affiliates has the right (whether exercised or not) to designate or appoint a member of or observer to the board of directors (or similar governing body) of any competitor. For purposes of the Stockholders’ Agreement, a “Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of developing and leasing airport real estate infrastructure in North America but shall not include any financial investment firm or collective investment vehicle that, together with its affiliates, holds less than ten percent (10%) of the outstanding equity of any Competitor and does not, nor do any of its affiliates, have a right to designate any members of the board of directors of any Competitor.
Pursuant to the Stockholders’ Agreement, each nominee to our Board must at all times, satisfy all requirements for service as a director under applicable law, NYSE Rules, and other qualifications as our Board may adopt. Additionally, any such members of or nominees to our Board cannot have been disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act, involved in any event enumerated under Item 2(d) or (e) of Schedule 14D under the Exchange Act or Item 401(f) (other than Item 401(f)(1)), of Regulation S-K of the Securities Act, or be subject to any governmental order prohibiting service as a director of a public company. Further, any such nominee or director must agree to be bound to a confidentiality agreement in a form acceptable to us and must recuse themselves from deliberations and discussions that, in the reasonable determination of our Board, present an actual or potential conflict of interest with us.
In addition to any vote or consent required by our Board or our stockholders, we may not change the size of our Board, establish any committee of our Board, change the composition or powers of any committees of our Board (subject to certain exceptions), engage any professional advisers or materially change the nature or scope of our business or enter into or abandon a line of business, in each case without the consent of a majority of the shares held by the Stockholder Parties. This consent right terminates automatically on the first date on which the combined voting power of the Stockholder Parties no longer exceeds 50% of the total voting power of the Company then outstanding.
For so long as the Sponsor Holders continue to own our voting stock bearing at least twenty percent (20%) of the outstanding voting power held by them at the Closing, the Sponsor shall be entitled to designate one individual to receive notice of and to attend our Board meetings on a non-voting basis (a “Board Observer”). Board Observers will receive copies of any materials distributed to members of our Board in connection with any meeting or consent solicitation. Our Board may exclude such Board Observer from any portion of our Board meeting or our materials where, in the exercise of its reasonable discretion, it believes such exclusion is necessary to preserve attorney-client privilege.
Subject to certain exceptions, each Stockholder Party’s obligation to vote its shares of the Company in accordance with the Stockholder Agreement is terminated on the first date on which such Stockholder Party no longer has the right to designate a director to our Board. Certain other obligations of each Stockholder Party terminate automatically when such Stockholder Party ceases to own our shares.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Company adopted a code of conduct and ethics that applies to the Company’s directors, officers and employees in accordance with applicable federal securities laws, a copy of which is available on the investor relations page of the Company’s website at www.skyharbour.group. The Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: info@skyharbour.group.
If the Company amends or grants a waiver of one or more of the provisions of the Company’s code of ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of the post-combination company’s code of ethics that apply to the Company’s principal executive officer, principal financial officer and principal accounting officer by posting the required information on the investor relations page of the post-combination company’s website at www.skyharbour.group. The information on this website is not part of this prospectus.
Non-Employee Director Compensation
The Company has approved a non-employee director compensation plan, which became effective following the closing of the Business Combination, pursuant to which it will pay directors annual cash retainers and meeting fees for board and committee service. The Company also intends to grant an annual award to non-employee directors of shares of restricted stock. All directors will also be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.
The director compensation plan, including equity awards, retainer fees, as well as committee, chair, and meeting fees, is designed to attract and retain the most qualified individuals to serve on the Board and is in line with that of other public companies of a similar size. The Board, on the recommendation of our compensation committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements.

Following completion of the Business Combination, the Compensation Committee determined the type and level of compensation, if any, for those persons serving as members of the Board. The independent and non-affiliated directors of the Board receive annual compensation comprised of a cash retainer of $50,000 and an award of 7,000 shares of restricted stock subject to vesting conditions pursuant to the 2022 Plan (as defined below). Further, the directors will receive additional annual cash compensation for committee and lead director service as follows:
Audit Committee	Chair of Audit Committee	Compensation Committee	Chair of Compensation Committee	Nominating and Corporate Governance Committee	Chair of Nominating and Corporate Governance Committee	Lead Director
$7,500	$25,000	$5,000	$15,000	$5,000	$15,000	$25,000

EXECUTIVE COMPENSATION
The following section sets information about the executive compensation of the named executive officers of Sky for the year ended December 31, 2021. The executive officers of Sky did not become our executive officers until the closing of the Business Combination. Prior to the Business Combination, no officers of YAC received any compensation for services rendered to the Company.
For the year ended December 31, 2021, our named executive officers consisted of Tal Keinan, our Chief Executive Officer, Francisco Gonzalez, our Chief Financial Officer, and Alex Saltzman, our Chief Operating Officer. The policies of the Company with respect to the compensation of its executive officers are administered by the Board in consultation with the Compensation Committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2020 and 2021.
	Year	Salary ($)	Bonus ($)	Incentive Awards ($)(3)	All Other Compensation ($)	Total ($)
Tal Keinan(1) Founder and Chief Executive Officer	2020	—	—	—	—	—
	2021	—	1,400,000(1)	—	—	1,400,000
Francisco Gonzalez(2) Chief Financial Officer	2020	—	—	—	—	—
	2021	146,538	1,495,000(2)	794,825	—	2,436,363
Alex Saltzman Chief Operating Officer	2020	—	—	—	—	—
	2021	292,308	200,000	468,015	—	960,323
(1)	For 2020, Mr. Keinan agreed not to receive a salary or bonus. Consists of a one-time cash bonus of $900,000 and a $500,000 annual bonus for 2021.
(2)	Consists of an incentive cash bonus of $1,195,000 and an annual bonus of $300,000 for 2021.
(3)	Represents the grant date fair value of Incentive Units granted during 2021 as calculated in accordance with FASB ASC Topic 718.
Narrative Disclosure to Summary Compensation Table
For 2021, the compensation program for Sky consisted of base salary and incentive compensation delivered in the form of cash bonuses and Incentive Unit awards. Neither Mr. Gonzalez nor Mr. Saltzman was employed by Sky in 2020, and Mr. Keinan elected not to receive a salary or bonus in 2020. This summary does not purport to be a complete description of all of the provisions of the employment agreements and is qualified in its entirety by references to the employment agreements, and amendments thereto as applicable, with Mr. Keinan, Mr. Gonzalez and Mr. Saltzman, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Outstanding Equity Awards at 2021 Year End
The following table presents information about Sky’s named executive officers’ outstanding equity awards as of December 31, 2021.
Name	Grant Date	Market value of shares or units of stock that have not vested($)(1)	Number of shares or units that have not vested(#)(2)
Tal Keinan Founder and Chief Executive Officer	—	—	—
Francisco Gonzalez Chief Financial Officer	May 13, 2021	794,825	2,305(3)
Alex Saltzman Chief Operating Officer	May 13, 2021	468,015	1,317(3)
(1)
Represents the grant date fair value of the Incentive Units as calculated in accordance with FASB ASC Topic 718. Sky did not have any equity securities into which the Incentive Units are convertible that were publicly traded as of December 31, 2021.

(2)	Represents Incentive Units granted during 2021.
(3)
25% of the Incentive Units granted to Messrs. Gonzalez and Saltzman vest on the first anniversary of the date of grant and hire, respectively, and the remaining 75% of such Incentive Units vest ratably over the 36 month period following the first anniversary of the grant and hire dates, respectively.

Employment Arrangements with Executive Officers
Each of our named executive officers is an at-will employee. Except as set forth below, we have not entered into any employment agreements or offer letters with our named executive officers.
Employment Agreement with Tal Keinan
We have entered into a written employment agreement with Mr. Keinan as summarized below, which incorporates the previously agreed upon terms of the oral agreement between Sky and Mr. Keinan.
Oral Agreement with Tal Keinan
In 2019, Sky’s then Managing Member agreed to certain terms of employment with Mr. Keinan. Pursuant to the terms of that agreement, Mr. Keinan received a base salary at an annual rate of $850,000, which base salary Mr. Keinan agreed to forego in 2020. Mr. Keinan was not eligible to receive an annual bonus.
Written Employment Agreement with Tal Keinan
On March 24, 2022, we entered into an employment agreement with Tal Keinan, Chief Executive Officer of the Company, effective as of January 1, 2022, which superseded all previous compensatory arrangements with Mr. Keinan (the “Keinan Employment Agreement”).
Compensation Arrangements. The Keinan Employment Agreement has an initial term of one year, subject to automatic renewal unless either party provides 60-days’ written notice of non-renewal. The Keinan Employment Agreement provides for a base salary of $500,000, subject to periodic review and increase (but not decrease) by the Compensation Committee and the Compensation Committee must review such base salary at least 90 days prior to the expiration of the Keinan Employment Agreement’s initial term. The Keinan Employment Agreement provides Mr. Keinan with a discretionary target annual incentive bonus equal to 100% of his base salary (the “Annual Bonus”) subject to certain performance metrics. Mr. Keinan’s actual Annual Bonus paid may be more or less than the target bonus. The Annual Bonus may be periodically reviewed and increased (but not decreased) at the discretion of the Company. The Keinan Employment Agreement further provides for (i) reasonable business expense reimbursements, (ii) reimbursement of Mr. Keinan’s reasonable tax preparation expenses and (iii) other standard employee benefits the Company makes available to similarly situated employees.
Equity Awards. Under the Keinan Employment Agreement, Mr. Keinan is entitled to a one-time, time-based restricted stock unit grant (the “RSU”) under our 2022 Incentive Award Plan (the “2022 Plan”). The RSU will vest over four years with 25% of the RSUs vesting on the first anniversary of the grant date and the remaining 75% of the RSUs will vest in equal monthly installments thereafter. Additionally, the RSUs will vest in full upon a Change in Control (as defined the 2022 Plan), provided Mr. Keinan executes a general release of claims and covenant not to sue. The RSUs will also be subject to vesting in full upon retirement if Mr. Keinan’s age plus years of service on his retirement date are equal to or greater than 65 (the “Rule of 65”). The RSUs will be subject to additional terms and conditions under the 2022 Plan.
Additionally, as discussed below, under the Keinan Employment Agreement, all stock option, restricted stock units and other equity-based incentive awards subject to time-based vesting criteria will vest in full (or become payable immediately, as the case may be) upon a termination of Mr. Keinan’s employment by us for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason” (as those terms are defined in the Keinan Employment Agreement).
Obligations Upon Certain Termination Events. Under the Keinan Employment Agreement, if we terminate Mr. Keinan’s employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason,” we will pay him, subject to the restrictions noted below, (i) a continuation of base salary for two years after the date of termination; (ii) an amount equal to the highest Annual Bonus paid to Mr. Keinan within the three years preceding termination, each (i) and (ii) in accordance with our ordinary payroll practices, and (iii) full vesting of any then-unvested, time-based equity awards.
Obligations in Connection with Death or Disability. In the event of Mr. Keinan’s death or Disability (as defined in the Keinan Employment Agreement), we will pay Mr. Keinan, subject to the restrictions noted below, (i) a prorated portion of his Annual Bonus based upon the applicable year’s target Annual Bonus multiplied by the percentage of the calendar year completed before terminating and (ii) full vesting of any then-unvested, time-based equity awards.
General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Mr. Keinan is subject to him delivering an executed and irrevocable confidential separation agreement and general release of claims and his compliance with the following restrictive covenants:
(i)	Not soliciting any of our employee for two years after the termination of employment;
(ii)	Not competing with us or our affiliates in their principal products and markets for two years after the termination of their employment;
(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.
Employment Agreements with Alex Saltzman and Francisco Gonzalez
On March 22, 2021, Sky entered into an employment agreement with Mr. Saltzman (the “Saltzman Employment Agreement”), which does not provide for potential payments upon a termination or change of control. For 2021, Mr. Saltzman received an annual salary of $400,000 and was eligible to receive an annual bonus. Mr. Saltzman has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2021, we entered into an amendment to the Saltzman Employment Agreement in connection with his appointment as Chief Operating Officer.
On December 22, 2021, Sky entered into an amended and restated employment agreement with Mr. Gonzalez (the “Gonzalez Employment Agreement”). For 2021, Mr. Gonzalez received an annual salary of $300,000. Pursuant to the Gonzalez Employment Agreement, as part of his 2021 compensation, Mr. Gonzalez was awarded an incentive cash bonus of $1.95 million. Beginning in January 2022, Mr. Gonzalez is also eligible to receive a one-time per square foot incentive bonus, paid quarterly without duplication, which is to be determined based on the amount of new square footage of indoor space available for leasing by Sky or its subsidiaries to tenants in any given quarter. Mr. Gonzalez has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2022, we entered into an amendment to the Gonzalez Employment Agreement in connection with his appointment as Chief Financial Officer. (Each amended employment agreement with Messrs. Saltzman or Gonzalez, the “Amendment.”)
Compensation Arrangements. Each Amendment provides that Messrs. Saltzman’s and Gonzalez’s base salary is subject to periodic review and increase (but not decrease) by the Compensation Committee. In the case of Mr. Saltzman, such periodic review and increase shall not commence until March 29, 2024. Each Amendment further provides for performance metrics with respect to each for Messrs. Saltzman’s and Gonzalez’s annual bonus. Each Amendment further provides for (i) reasonable business expense reimbursements; (ii) reimbursement of Messrs. Saltzman and Gonzalez’s reasonable tax preparation expenses and (iii) other standard employee benefits we make available to similarly situated employees. Existing compensation arrangements remain otherwise unaltered.

Obligations Upon Certain Termination Events. Under each Amendment, if we terminate Messrs. Saltzman’s or Gonzalez’s employment without “Cause,” or Messrs. Saltzman or Gonzalez resigns for “Good Reason” (as those terms are defined in each Amendment), we will pay Messrs. Saltzman or Gonzalez, subject to the restrictions noted below, a continuation of base salary equal to 24 months, paid in equal installments in accordance with our ordinary payroll practices. If we waive the restrictions in (i) and (ii) below in full or in part, the number of months of base salary paid as severance shall be adjusted to match such restriction period. For example, we may opt to require only a 12-month restriction period, in which case, Messrs. Saltzman or Gonzalez shall receive payment equal to that 12-month period.
General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Messrs. Saltzman or Gonzalez is subject to each delivering an executed and irrevocable confidential separation agreement and general release of claims and Messrs. Saltzman’s or Gonzalez’s compliance with the following restrictive covenants:
(i)	Not soliciting any of our employee for two years after the termination of employment;
(ii)	Not competing with Sky or its affiliates in their principal products and markets for two years after the termination of their employment;
(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.
Annual Equity Awards
The Keinan Employment Agreement and Amendments each provide for additional equity grants may be provided at the discretion of our board of directors or Compensation Committee. Such equity grants, if any, are subject to the Rule of 65 and additional terms and conditions as determined by our board of directors or Compensation Committee at time of grant, the 2022 Plan.
Claw-Back
The Keinan Employment Agreement and Amendments each provide that any amount payable under the employment agreements are subject to claw-back or disgorgement, to the extent applicable, under (i) the policies or any claw-back policy adopted by us, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder and (iii) the Sarbanes-Oxley Act of 2002.
Bonuses
On March 22, 2022, the Compensation Committee approved the payment of performance bonuses to Messrs. Keinan, Saltzman and Gonzalez equal to $500,000, $200,000 and $300,000, respectively. Such bonuses will be paid on or around early April 2022. Additionally, for 2022, the Compensation Committee approved that, upon the achievement of certain performance milestones, Mr. Keinan will be eligible to receive cash bonus up to a maximum of $500,000 in addition to any bonus he could obtain under his employment agreement.
2022 Incentive Award Plan
In January 2022, our board of directors adopted and our stockholders approved the 2022 Incentive Award Plan (the “2022 Plan”). The 2022 Plan became effective immediately upon the Closing. The purpose of the 2022 Plan is to promote the success and enhance the value of the Company and Sky by attracting, retaining and motivating selected employees, consultants and directors of the Company and Sky through the granting of stock-based compensation awards, including without limitation, non-qualified stock options, incentive stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, incentive equity unit awards (with respect to Sky) other stock or cash based awards and dividend equivalent awards. The 2022 Plan is described in more detail below. This summary does not purport to be a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by reference to the 2022 Plan, the form of which is filed as Exhibit 10.4 to the registration statement of which this prospectus forms a part.
Eligibility and Administration
Employees, officers and consultants of ours or any parent or affiliate, including Sky, or any non-employee director of our board are eligible to receive awards under the 2022 Plan.

The 2022 Plan is administered by our board of directors which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2022 Plan, including any vesting and vesting acceleration conditions.
Shares Available for Awards
Subject to adjustments as set forth in the 2022 Plan, the aggregate number of shares of Class A Common Stock that will be available for issuance under the 2022 Plan is equal to approximately 7% of the total outstanding fully diluted capital stock of the combined company as of the Closing Date. The maximum number of shares under the 2022 Plan that may be issued pursuant to the exercise of incentive stock options (“ISOs”) may not exceed the initial pool size. Commencing on January 1, 2023 and on each subsequent anniversary thereof (but not following the expiration date of the 2022 Plan), the Share Reserve (as defined in the 2022 Plan) shall be increased, if and to the extent approved by our board of directors, by a number of shares equal to either (i) 0.5% of the Aggregate Fully Diluted Shares (as defined in the 2022 Plan) as of such date, or (ii) such lesser amount determined by our board of directors. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Class A Common Stock, treasury Class A Common Stock or Class A Common Stock purchased on the open market. Subject to the provisions of the 2022 Plan, any equity incentive unit issued (with respect to Sky) shall count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2022 Plan.
If an award under the 2022 Plan is forfeited or expires, or is settled for cash, any shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, be available for future grants under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2022 Plan and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2022 Plan. However, the following shares may not be used again for grant under the 2022 Plan: (i) shares subject to stock appreciation rights (“SARs”) or other stock-settled awards that are not issued in connection with the stock settlement of the award on exercise and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2022 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2022 Plan.
Awards
The 2022 Plan provides for the grant of stock options, including ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, restricted stock units, or RSUs, incentive equity unit awards, SARs, and other stock or cash based awards. Certain awards under the 2022 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Class A Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
Stock Options. Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders).
SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years.

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of Class A Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.
Incentive Equity Units. Incentive Units are awards of units of Sky that may be structured in a manner intended to constitute “profits interests” within the meaning of the relevant IRS guidance, and which may be convertible into shares of Class A Common Stock (if and to the extent authorized under Sky’s limited liability company operating agreement).
Stock Payments, Other Incentive Awards and Cash Awards. These awards include cash payments, cash bonus awards, stock payments, stock bonus awards, performance awards or incentive awards that are paid in cash, Shares or a combination of both, which may include, without limitation, deferred stock, deferred stock units and performance awards.
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Class A Common Stock and may be granted alone or in tandem with other awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
Vesting
Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.
Certain Transactions
The plan administrator has broad discretion to take action under the 2022 Plan, including to make adjustments to the terms and conditions of existing and future awards, to facilitate changes in the event of certain transactions and events affecting shares of Class A Common Stock or the common units of Sky, in each case, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, including a “change in control” of the company (as defined in the 2022 Plan). In particular, the plan administrator may: (i) adjust any or all of the number of shares or other securities of the Company or an affiliate that may be delivered in respect of awards, the terms of any outstanding award, including the number of shares or other securities subject to outstanding awards, the exercise price with respect to any award, or any applicable performance measures; (ii) provide for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; and (iii) cancel any one or more outstanding awards in exchange for cash, shares, other securities, other property or any combination thereof. In the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards.
Additionally, except as otherwise provided in an award agreement, in the event of a “change in control”, the administrator may in its sole discretion provide that: (i) any award may be cancelled in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such award or realization of the holder’s rights under the vested portion of such award, as applicable (provided that, if the amount that could have been obtained is equal to or less than zero, then the award may be terminated without payment); (ii) awards shall vest and, to the extent applicable, be exercisable; (iii) awards may be assumed by, or substituted for awards covering the stock of, the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price; (iv) awards may be adjusted in the number and type of shares and/or with respect to which awards may be granted under the 2022 Plan (including, but not limited to, adjustments on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding awards; (v) awards may be replaced with other rights or property; and/or (vi) awards will terminate and cannot vest, be exercised or become payable after the applicable event. Notwithstanding the foregoing, in the event of a “change in control”: (x) all performance goals applicable to any award granted under the 2022 Plan shall be deemed satisfied at the greater of target or actual performance at the time of such change in control and (y) any unvested award granted under the 2022 Plan that is not assumed or substituted shall automatically vest and, to the extent applicable, be exercisable as to all shares of Class A Common Stock covered thereby
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Foreign Participants
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
Transferability, Claw-Back Provisions and Participant Payments
With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable, and are exercisable only by the participant. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our Class A Common Stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2022 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2022 Plan. No award may be granted pursuant to the 2022 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2022 Plan and (ii) the date on which our stockholders approve the 2022 Plan.
Incentive Unit Awards
Sky’s A&R Operating Agreement and the 2022 Plan permit the grant of Incentive Units. Awards may be granted to employees and service providers of Sky and to any of Sky’s parent or subsidiaries’ employees or service providers.
Each Incentive Unit has a distribution threshold (the “Distribution Threshold”). The Distribution Threshold is equal to the net fair market value of the assets of Sky upon a hypothetical liquidation of it on the date of issuance of such Incentive Unit after satisfying all Sky liabilities. The current holders of these Incentive Units have been granted vesting terms ranging from equal monthly installments over the 24 months following the grant date to 25% vesting after one year with the remaining 75% vesting equally over the following 36 months (with Mr. Saltzman’s Incentive Units vesting beginning after one year of his hire date). Of the Incentive Units granted, 3,622 units are eligible for catch-up distributions as described above and in Note 10, Incentive Compensation. The Incentive Units are subject to forfeiture if the employee is terminated for cause or voluntarily ends his or her employment with Sky. The vesting of the Incentive Units is accelerated if the employee is terminated without cause or in the event of a capital transaction as defined in the A&R Operating Agreement. In addition, the vesting of the Incentive Units held by Mr. Gonzalez is accelerated upon his death.
As of December 31, 2021, Sky had 3,951 Incentive Units issued and outstanding to employees. Subject to the terms described above, (i) on May 13, 2021, Mr. Gonzalez was granted 1,976 Incentive Units and 329 Incentive Units (not subject to the catch-up feature described above) and (ii) on May 13, 2021, Mr. Saltzman was granted 1,317 Incentive Units. In connection with the Closing, the 3,951 Sky Incentive Units converted to 2,807,750 Sky Equity Incentive Units. There were no outstanding awards other than these 2,807,750 Sky Equity Incentive Units awarded pursuant to the A&R Operating Agreement as of March 28, 2022.

Administration
Sky’s board of managers administers the Incentive Awards granted under the A&R Operating Agreement and applicable award agreement. Subject to the terms of the A&R Operating Agreement, the board of managers has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of units subject to the award, if applicable, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the awards granted under the A&R Operating Agreement and applicable award agreement.
Benefits and Perquisites
Sky provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match by Sky is provided. Other than use of a leased company aircraft for executive business travel, tax preparation assistance for the named executive officers and $5,000 of legal expense reimbursement for each of Messrs. Gonzalez and Saltzman in connection with the 2022 amendments to their employment agreements. See “Certain Relationships and Related Party Transactions” for a discussion of the leased aircraft.
Retirement Benefits
Sky provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Sky has not historically provided a match for participants’ elective contributions to the 401(k) plan. Other than the Rule of 65, Sky does not provide employees, including its named executive officers, with any other retirement benefits, including but not limited to tax-qualified defined benefit plans and supplemental executive retirement plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
Due West Partners LLC, Center Sky Harbour LLC, Walter Jackson, Joshua Lobel, Haydeh Davoudi, Amodae Capital LLC, BOC YAC Funding LLC and Tal Keinan (the “Sky Securityholders”) entered into certain registration rights agreement (the “Registration Rights Agreement”) pursuant to which we granted the Sky Securityholders certain registration rights with respect to our securities owned by the Sky Securityholders. Among other things, the Registration Rights Agreement requires us to register the shares of Class A Common Stock being issued in connection with the Business Combination. The Sky Securityholders will be entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares of Class A Common Stock (up to a maximum of two demands per year) and only if the offering will include registrable securities with a total offering price reasonably expected to exceed, in the aggregate, $10 million, including at least one requesting holder holding $5,000,000 or more of registrable securities; and (ii) “piggy-back” registration rights to registration statements filed following the Business Combination. We will bear all of the expenses incurred in connection with the filing of any such registration statement. We shall use reasonable best efforts to make and keep effective (including by renewing or refiling upon expiration), this registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 by the Sky Securityholders. We shall pay all of the expenses of any such registration statement except that any Sky Securityholder shall pay any underwriting fees, discounts or commissions attributable to the sale of registrable securities for the benefit of such holder.
Lock-Up Agreements
Tal Keinan, Due West Partners LLC, Walter Jackson, Francisco Gonzalez, Alex Saltzman, Tim Herr, BOC YAC Funding LLC, BOC Yellowstone LLC and BOC Yellowstone II LLC have also agreed, subject to certain exceptions, not to sell certain shares of Class A Common Stock for a period of at least the first to occur of (A) one year after the Closing Date, (B) subsequent to the completion of the Closing Date (x) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (C) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property.
BOC YAC Investment
BOC YAC Funding LLC, a wholly-owned subsidiary of Boston Omaha, entered into a Series B Preferred Unit Purchase Agreement under which it acquired $55,000,000 worth of Series B Preferred units of Sky. These units converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination.
Echo Lease Agreement
On September 20, 2021, Sky entered into a non-exclusive lease agreement with Echo Echo LLC (“Echo”), a related party to Mr. Keinan, for the use of a private plane (the “Echo Lease Agreement”). Echo is a New York limited liability company that is owned 100% by Mr. Keinan. Sky reimburses Echo solely for use of the private plane for business purposes by Sky’s executive officers. The effective date of the lease was September 8th, 2021 and the lease automatically renews annually. The lease can be terminated without penalty if either party provides 35 days written notice, the leased aircraft is sold or the leased aircraft is otherwise disposed of. Sky will be charged $675 per flight hour of use along with all direct operating costs. Additionally, Sky will also incur the pro rata share of maintenance, overhead and insurance costs of the aircraft. Further, the Board approved a reimbursement of approximately $71,000 from the Company to Echo, for the use of the private plane in the manner consistent with the terms of the Echo Lease Agreement, from January 2021 until the effective date of the Echo Lease Agreement.
Compensation to Francisco Gonzalez
For a description of compensation paid by LSN Global Projects to Francisco Gonzalez in connection with the PAB offering, please see “Executive Compensation — Summary Compensation Table — Narrative Disclosure to Summary Compensation Table — Other Employment Agreements — Employment Agreement with Francisco Gonzalez” above.

BOC YAC PIPE
Boston Omaha entered into the BOC PIPE Subscription Agreement with Sky dated December 22, 2021, pursuant to which Boston Omaha invested $45,000,000 through the purchase of 4,500,000 shares of YAC Class A Common Stock at a price of $10.00 per share immediately prior to the consummation of the Business Combination. Pursuant to the terms of the BOC PIPE Subscription Agreement, Boston Omaha agreed to execute and deliver such additional documents and take such additional actions as Boston Omaha and Sky reasonably may deem to be practical and necessary to consummate the subscription. In addition, pursuant to the BOC PIPE Subscription Agreement, Boston Omaha agreed to waive any claims Boston Omaha may have at the Closing or in the future, in or to any monies held in the Trust Account, subject to certain exceptions as specified therein. The sale of BOC PIPE shares was consummated concurrently with the Closing of the Business Combination.
In connection with the BOC PIPE Subscription Agreement, Sky entered into a letter agreement with Yellowstone and Boston Omaha on December 22, 2021, in which, among other things, Sky agreed to waive the Minimum Buyer Financing Condition which required Yellowstone to deliver at least $150 million in value in accordance with Section 6.3(e) of the Equity Purchase Agreement (subject to funding of the $45,000,000 under the BOC PIPE Subscription Agreement), consented to Yellowstone transferring its listing to the New York Stock Exchange and, given the enhanced scrutiny of Special Purpose Acquisition Companies, agreed to the engagement of a nationally recognized accounting firm to provide consulting services to Sky with respect to its internal control function.
Agreements with Due West
Upon completion of the Business Combination, Sky Harbour entered into the Stockholders’ Agreement, the A&R Operating Agreement of Sky and the Tax Receivables Agreement with the Existing Sky Equity Holders, including Due West. Mr. Wellmon, who has served on the Board since the Closing of the Business Combination, is the founder and Managing Partner of Due West.
In March 2021, Due West received 15,000 Series A Preferred Units in exchange for an investment in Sky of $15 million. The Series A Preferred Units converted into Sky Common Units and an equivalent number of shares of Class B Common Stock upon completion of the Business Combination.
Investment by Walter Jackson
Beginning in November 2020, the Company received funding and entered into a note payable with a related party, SH Investment Fund I LLC. The note payable bore interest at 8% per annum and had a maturity date of November 24, 2021. Amounts payable under the note were drawn by requesting “advances” from the lender, up to $1,000,000, and could be used by the Company only for certain types of expenditures that were approved in advance by the lender. On March 12, 2021, the Company issued 1,250 Series A Preferred Units in full satisfaction of the note payable by the Company to SH Investment Fund I LLC. Walter Jackson, who has served as a member of the Board since the closing of the Business Combination, invested $425,000 in the note payable, and received a commensurate amount of Series A Preferred Units upon conversion.
YAC’s Related Party Transactions
Sponsor Shares
The registration statement for the initial public offering of YAC was declared effective on October 21, 2020. On October 26, 2020, we consummated the initial public offering of YAC of 12,500,000 Units, at $10.00 per Unit, generating gross proceeds of $125.0 million, and incurring offering costs of approximately $7.96 million (including $7.5 million in underwriters' fees). The underwriters were granted a 45-day option from October 21, 2020 to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On December 1, 2020, the underwriters' over-allotment option was exercised resulting in the purchase of an additional 1,098,898 Units.
In August 2020, the Sponsor acquired 5,750,000 founder shares for an aggregate purchase price of $25,000. Prior to the initial investment in the company of $25,000 by the Sponsor, we had no assets, tangible or intangible. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the initial public offering of YAC. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to us by an aggregate number of founder shares issued. Subsequently, we decreased the size of the offering and decreased the number of founder shares proportionally in the offering as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of the offering. In connection with the underwriter’s exercise of the over-allotment option on December 1, 2020, we decreased the number of founder shares to 3,399,724 shares, resulting in a purchase price of $0.00735 per share of Class B Common Stock. Also in connection with the exercise of the underwriters' overallotment option, the Sponsor purchased private placement warrants at a price of $1.00 per whole warrant to purchase an additional 219,779 shares of Class A Common Stock at a price of $11.50 per share.
On November 16, 2020, the Sponsor transferred to BOC Yellowstone II LLC 206,250 shares of Class B Common Stock for no consideration. All other shares of Class B Common Stock are owned by the Sponsor. The Sponsor sold to an affiliate of the lead investor, Glazer Capital, LLC, in the initial public offering of YAC a membership interest in BOC Yellowstone II LLC for a purchase price of $309,375. Any Class B Common Stock ultimately distributed to the investor is subject to all restrictions imposed on the Sponsor, including but not limited to, waiver of redemption rights in connection with completion of any Business Combination. Any shares held by such investor will be subject to the anti-dilution provisions for the Class B Common Stock and the impact thereof. The Sponsor is the sole managing member of BOC Yellowstone II LLC.
Simultaneously with the closing of the initial public offering of YAC, YAC consummated the private placement of 7,500,000 private placement warrants to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per private placement warrant, generating gross proceeds to YAC of $7.5 million. In connection with the partial exercise of the underwriter's over-allotment option, the Sponsor purchased an additional 219,779 private placement warrants at a price of $1.00 per private placement warrant, generating additional gross proceeds of $219,779. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
The shares of Class B Common Stock were subject to certain transfer restrictions, as described in more detail below, (i) the Sponsor, officers and directors have entered into a letter agreement with YAC, pursuant to which they agreed (A) to waive their redemption rights with respect to any Class B Common Stock and any public shares held by them in connection with the completion of the Business Combination and (B) to waive their rights to liquidating distributions from the trust account with respect to any Class B Common Stock held by them if the Company failed to complete the Business Combination within the prescribed time period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company failed to complete the Business Combination within such time period, (ii) the Class B Common Stock are shares of the Class B Common Stock that automatically converted into shares of the Class A Common Stock at the time of the Business Combination, on a one-for-one basis and (iii) are subject to registration rights. YAC’s officers, directors and the Sponsor derived benefit from agreeing to such provisions, but did not receive separate consideration for such waivers.
No compensation of any kind, including finder’s and consulting fees, has been paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on YAC’s behalf, including with respect to YAC’s formation and initial public offering and to identifying potential target businesses and performing due diligence on the Business Combinations.
On August 31, 2020, the Sponsor agreed to loan YAC up to $300,000 under a promissory note to be used for a portion of the expenses of its initial public offering. Prior to the closing of its initial public offering, YAC had borrowed $150,000 under the promissory note. The loan was repaid on October 26, 2020 out of the offering proceeds not held in the trust account.
BOC YAC has previously entered into a Series B Preferred Unit Purchase Agreement under which it has acquired $55,000,000 worth of Series B Preferred units of Sky. These units automatically converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination. In addition, under the terms of the Stockholders’ Agreement, the Sponsor Holders have certain rights to designate a director for the SHG Corporation Board.

Related Person Transaction Policy
We have adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any record or beneficial owner of 5% or more of our common stock or (iii) any immediate family member of any person specified in (i) and (ii). The Audit Committee will review all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.
As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Our policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.
Our Audit Committee will review on a quarterly basis all payments that were made to our officers or directors, or our or their affiliates.
Director Independence
At the closing of the Business Combination, the board of directors of the Company adopted NYSE American listing standards to assess director independence. The board of directors has determined that each of Walter Jackson, Alethia Nancoo, Lysa Leiponis, Nick Wellmon and Robert S. Rivkin qualifies as “independent” under the listing requirements of NYSE American. Mr. Jackson is also an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of March 28, 2022, after giving effect to the Closing, by:
•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock and Class B Common Stock;
•	each current named executive officer and director of the Company; and
•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on approximately 14,937,581 shares of Class A Common Stock and approximately 42,192,250 shares of Class B Common Stock issued and outstanding as of March 28, 2022 and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of Warrants to purchase up to approximately 14,519,218 shares of Class A Common Stock that remain outstanding.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock and Class B Common Stock.
	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(2)
Name and Address of Beneficial Owner(1)	Number	%	Number	%
Five Percent Holders:
Boston Omaha Corporation(3)	13,399,724	89.7%	—	—	23.5%
Hudson Bay Capital Management LP and Sandler Gerber(4)	900,000	6.0%	—	—	1.6%
Glazer Capital, LLC and Paul J. Glazer(5)	7,487	*	—	—	*
Barclays PLC and Barclays Bank PLC(6)	759,608	5.1%	—	—	1.3%
Shaolin Capital Management LLC(7)	750,955	5.0%	—	—	1.3%
Highbridge Capital Management, LLC(8)	954,115	6.4%			1.7%
Due West Partners LLC(9)(11)	—	—	11,640,460	27.6%	20.4%
Center Sky Harbour LLC(10)	—	—	11,637,960	27.6%	20.4%
Directors and Executive Officers:
Tal Keinan	—	—	17,943,792	42.5%	31.4%
Alex Saltzman	—	—	—	—	—
Francisco Gonzalez	—	—	—	—	—
Michael W. Schmitt	—	—	—	—	—
Gerald Adler	—	—	—	—	—
Walter Jackson	—	—	412,072	*	*
Alethia Nancoo	—	—	—	—
Alex B. Rozek	—	—	—	—	—
Lysa Leiponis	—	—	—	—	—
Nick Wellmon(11)	—	—	11,640,460	27.6%	20.4%
Robert S. Rivkin	—	—	—	—	—
All directors and executive officers, as a group (11 individuals)	—	—	29,996,324	71.1%	52.5%
*	less than 1%
(1)
This table is based on 57,129,831 shares of Common Stock outstanding as of March 28, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise noted, the business address of each of those listed in the table above is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604.

(2)
Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B Common Stock, voting together as a single class. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

(3)
According to Schedule 13D filed on February 4, 2022. The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102. . Comprised of (i) 4,500,000 shares of Class A Common Stock purchased from YAC by Boston Omaha through BOC YAC Funding LLC immediately prior to the Closing; (ii) 3,193,474 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone LLC in connection with the automatic conversion of an equal number of shares of YAC’s class B common stock upon the Closing; (iii) 206,250 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone II LLC in connection with the automatic conversion of an equal number of shares of YAC class B common stock upon the Closing; and (iv) 5,500,000 shares of Class A Common Stock issued to Boston Omaha through BOC YAC Funding LLC in connection with the automatic conversion of 5,500,000 series B preferred units of Sky purchased in August 2021 and which converted to 5,500,000 shares of Class A Common Stock upon the Closing.

(4)	According to Schedule 13G filed on filed on February 11, 2021. The business address of Hudson Bay Capital Management LP and Mr. Sander Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.
(5)	According to Schedule 13G filed on February 14, 2022. The business address of Glazer Capital, LLC and Mr. Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.
(6)	According to Schedule 13G filed on February 11, 2021. The business address of Barclays PLC and Barclays Bank PLC is 1 Churchill Place, London, E14 5HP, England.
(7)	According to Schedule 13G filed on February 24, 2021. The business address of Shaolin Capital Management LLC is 1460 Broadway, New York, New York 10036.
(8)	According to Schedule 13G filed on February 11, 2022. The business address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, New York 10172
(9)	The business address of Due West Partners LLC is 8260 SE 31st St., Mercer Island, Washington 98040.
(10)	The business address of Center Sky Harbour LLC is 9355 Wilshire Blvd, Suite 350, Beverly Hills, California 90210.
(11)
Represents shares held by Due West Partners LLC (“Due West”). Mr. Wellmon is the Founder and Managing Partner of Due West, and as such has voting and investment discretion with respect to the shares of Class B Common Stock held of record by Due West and may be deemed to have shared beneficial ownership of the shares of Class B Common Stock held directly by Due West. Mr. Wellmon disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary indirect interest he may have therein.

Because of their ownership block, our directors and executive officers as a group may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including amendments to our amended and restated certificate of incorporation and approval of significant corporate transactions.

SELLING SECURITYHOLDER
The Selling Securityholder is the Sponsor and acquired the Private Placement Warrants from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the initial public offering of our predecessor, YAC. Pursuant to agreements with the Selling Securityholder, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Private Placement Warrants (and the shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants).
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholder, certain information as of March 28, 2022 regarding the beneficial ownership of Private Placement Warrants by the Selling Securityholder and the Private Placement Warrants being offered by the Selling Securityholder. The applicable percentage ownership of Class A Common Stock is based on approximately 14,937,581 shares of Class A Common Stock outstanding as of March 28, 2022. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholder may offer and sell some, all or none of its Private Placement Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Private Placement Warrants that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
The Private Placement Warrants being registered for resale by the Selling Securityholder are subject to lock-up agreements which provide that the Private Placement Warrants, including the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants, held by such securityholder are subject to a lock-up period during which the holder has agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such securities until (a) the earlier of January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022.
	Warrants Beneficially Owned Prior to this Offering	Number of Warrants Being Offered	Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholder			Number	Percentage
Boston Omaha Corporation(1)	7,719,779	7,719,779	0	0
(1)
Represents 7,719,779 Private Placement Warrants issued to Boston Omaha Corporation through BOC Yellowstone LLC. The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 260,000,000 shares of the Company, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of March 28, 2022, there were approximately 14,937,581 shares of Class A Common Stock, 42,192,250 shares of Class B Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Voting Power
Pursuant to the A&R Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.
Dividends
The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock. The holders of Class B Common Stock do not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.
Liquidation or Dissolution
Upon the Company’s liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.
Conversion, Transferability and Exchange
Subject to the terms of the A&R Operating Agreement, the members of Sky (other than the Company) may from time to time cause Sky to redeem any or all of their Sky Common Units in exchange for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Sky Equityholder Cash Out”) or shares of Class A Common Stock (the “Existing Sky Equityholder Share Settlement”); provided that the Company’s election to effect such redemption as an Existing Sky Equityholder Cash Out or an Existing Sky Equityholder Share Settlement must be approved by a committee of the Board comprised solely of directors who were not nominated pursuant to the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, holders of Class B Common Stock. At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by the Company for the redeemed Sky Common Units (an “Existing Sky Equityholder Direct Exchange”).
The A&R Certificate of Incorporation provides that if a holder of Class B Common Stock exercises either the Existing Sky Equityholder Cash Out, or the Existing Sky Equityholder Share Settlement or Existing Sky Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of Sky Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration.

The Company may not issue Class B Common Stock such that after the issuance of Class B Common Stock, the holder of such stock does not hold an identical number of Sky Common Units.
Other Provisions
None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.
Preferred Stock
The A&R Certificate of Incorporation authorizes the Company to issue up to 10,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by Delaware law and the A&R Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock. The Company has no current plan to issue any shares of preferred stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on February 24, 2022. Pursuant to that certain Warrant Agreement, dated as of October 21, 2020, by and between Continental Stock Transfer & Trust Company and the other parties thereto (the “Warrant Agreement”), a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Public Warrants will expire on January 25, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. The Company will be obligated to file as soon as practicable, but in no event later than 15 business days after the Closing, and to use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing (April 21, 2022), Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In no event will the Company be required to net cash settle any Warrant.
Once the registration statement of which this prospectus forms a part is declared effective by the SEC, the Warrants will become exercisable and Warrant holders will be able to provide their instructions to their broker-dealers (DTC participants) to exercise such Warrants as provided in the Warrant Agreement.

Redemption of Public Warrants for Cash
Once the Warrants become exercisable, under certain conditions, the Company may call the Public Warrants for redemption:
•	In whole and not in part;
•	At a price of $0.01 per Public Warrant;
•	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and
•
If, and only if, the last reported the sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued. The Private Placement Warrants may only be redeemed for cash after they are transferred by the Sponsor to a third party other than a permitted transferee.
Redemption of Warrants for Class A Common Stock
Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Warrants:
•	in whole and not in part;
•
at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042
The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the share of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 60 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.281 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.29845 shares of Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e., the trading price of shares of Class A Common Stock is below the exercise price of the Warrants) and about to expire.

Any Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Warrants on such redemption date).
This redemption feature differs from the typical Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (a) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. We will effectively be required to pay fair value to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay fair value to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If the Company calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if the Company does not need the cash from the exercise of the Warrants after the Closing. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the A&R Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until the earlier of (a) January 25, 2023 and (b) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022 (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with Sponsor). Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.
Certain Anti-Takeover Provisions of the A&R Certificate of Incorporation and Bylaws
The provisions of the A&R Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.
The A&R Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders. The A&R Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The A&R Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Board, the chairman of the Board, or, until the earlier of (i) the Sunset Date or (ii) the time the Company is no longer a “controlled company,” by the secretary of the Company at the request of holders representing a majority of the total voting power of the Company’s issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.
Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Sky Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders. The A&R Certificate of Incorporation provide that the Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of shares of Common Stock then outstanding; or
•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, Warrant Agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Listing of Securities
Our Class A Common Stock and Public Warrants are listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (i) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof and (ii) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof. We are also registering the resale by the Selling Securityholder or its permitted transferees from time to time of up to 7,719,779 Private Placement Warrants and up to 7,719,779 shares of Common A Common Stock that are issuable upon the exercise of the Private Placement Warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sale of Private Placement Warrants and the shares of Class A Common Stock.
We will receive proceeds from the Warrants in the event that such Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the Private Placement Warrants by the Selling Securityholder. The aggregate proceeds to the Selling Securityholder will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholder. The term “Selling Securityholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholder may sell its Private Placement Warrants and shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of NYSE American;
•
through trading plans entered into by the Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholder. The Selling Securityholder may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling

Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Securityholder or borrowed from the Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholder in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholder and any broker-dealers who execute sales for the Selling Securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent (as defined in the Warrant Agreement), Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of a Public Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS
Morrison & Foerster LLP is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.
EXPERTS
The consolidated financial statements of Sky Harbour Group Corporation (formerly Yellowstone Acquisition Company) as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from August 25, 2020 (inception) to December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated balance sheets of Sky Harbour LLC and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed March 28, 2022; and
•	our Current Reports on Form 8-K or 8-K/A, as applicable, filed on January 18, 2022, January 25, 2022, January 26, 2022, January 31, 2022, March 11, 2022, March 28, 2022(1) and March 28, 2022(2).
The information contained in this prospectus should be read together with the information in the documents incorporated by reference.
Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.skyharbour.group:
Sky Harbour Group Corporation
136 Tower Road, Suite 205
Westchester County Airport
White Plains, New York 10604
Tel.: (212) 554-5990
Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.
Our website address is www.skyharbour.group. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

PART II
Information Not Required in Prospectus
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee	$33,581
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14.	Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Item 15.	Recent Sales of Unregistered Securities.
Founder Shares
On October 26, 2020, the Sponsor purchased an aggregate of 3,593,750 founder shares (up to 468,750 of which were subject to potential forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised in YAC’s initial public offering) for an aggregate offering price of $25,000 at an average purchase price of approximately $0.003 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of YAC’s outstanding common stock upon completion of YAC’s initial public offering. On December 1, 2020, the Sponsor forfeited 274,724 founder shares in connection with the underwriters’ partial exercise of the over-allotment option, resulting in an aggregate of 3,399,724 founder shares. Such securities were issued in connection with YAC’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.
Private Placement Warrants
Simultaneously with the closing of YAC’s initial public offering on October 26, 2020, YAC consummated the sale of 7,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,500,000. Simultaneously with the partial exercise of the over-allotment option by the underwriters in the initial public offering, on December 1, 2020 YAC sold an additional 219,779 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating total gross proceeds of $219,779. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.
Subscription Agreement
On the Closing Date, YAC offered and sold to Boston Omaha, pursuant to a Subscription Agreement, an aggregate of 4,500,000 shares of YAC’s Class A common stock at a price of $10.00 per share for aggregate gross proceeds to YAC of $45,000,000 in the BOC PIPE. The BOC PIPE closed immediately prior to the Business Combination. The shares of YAC’s Class A common stock issued to the PIPE Investors became shares of the Class A Common Stock upon consummation of the Business Combination.
The shares issued to Boston Omaha in the BOC PIPE on the Closing Date were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The PIPE Investors are accredited investors for purposes of Rule 501 of Regulation D.
BOC YAC Investment
BOC YAC Funding LLC, a wholly-owned subsidiary of Boston Omaha, entered into a Series B Preferred Unit Purchase Agreement under which it acquired $55,000,000 worth of Series B Preferred units of Sky. These units converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination. The Series B Preferred units of Sky were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Boston Omaha is an accredited investor for purposes of Rule 501 of Regulation D.

Item 16.	Exhibits.
		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1 (+)	Equity Purchase Agreement, dated as of August 1, 2021, by and among Yellowstone Acquisition Company and Sky Harbour LLC.	8-K	001-39648	2.1	August 3, 2021
3.1	Second Amended and Restated Certificate of Incorporation of Yellowstone Acquisition Company.	8-K	001-39648	3.1	January 31, 2022
3.2	Bylaws of Sky Harbour Group Corporation.	8-K	001-39648	3.2	January 31, 2022
4.1	Specimen Class A Common Stock Certificate.	S-1	333-249035	4.2	September 25, 2020
4.2	Specimen Warrant Certificate.	S-1	333-249035	4.3	September 25, 2020
4.3	Warrant Agreement, dated October 21, 2020, between Yellowstone Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39648	4.1	October 26, 2020
5.1 (#)	Opinion of Morrison & Foerster LLP.
10.1 (+)	Stockholders’ Agreement, dated as of January 25, 2022, by and among Sky Harbour Group Corporation, Tal Keinan, Due West Partners LLC, Center Sky Harbour LLC, BOC Yellowstone I LLC, and BOC Yellowstone II LLC.	8-K	001-39648	10.1	January 31, 2022
10.2 (+)	Registration Rights Agreement, dated as of September 14, 2021 by and among Sky Harbour LLC, the Existing Sky Equityholders, BOC YAC, the Sponsor and the BOC PIPE investors.	8-K	001-39648	10.2	January 31, 2022
10.3	Amendment No. 1 to the Registration Rights Agreement, dated as of February 28, 2022 by and among Sky Harbour LLC, the Existing Sky Equityholders, BOC YAC, the Sponsor and the BOC PIPE investors.	10-K	001-39648	10.3	March 28, 2022
10.4 (+)	Tax Receivable Agreement, dated as of January 25, 2022, by and among Sky Harbour Group Corporation, the Existing Sky Equityholders and the TRA Holder Representative.	8-K	001-39648	10.3	January 31, 2022
10.5 (+)	Third Amended and Restated Operating Agreement of Sky Harbour LLC.	8-K	001-39648	10.4	January 31, 2022
10.6 (*)	Sky Harbour Group Corporation 2022 Incentive Award Plan.	8-K	001-39648	10.5	January 31, 2022
10.7 (*)	Sky Harbour Group Corporation 2022 Incentive Award Plan - Form of Restricted Stock Unit Agreement.	8-K	001-39648	10.6	January 31, 2022
10.8 (*)	Form of Director and Officer Indemnification Agreement.	8-K	001-39648	10.7	January 31, 2022
10.9 (*)	Employment Agreement with Francisco Gonzalez.	8-K	001-39648	10.8	January 31, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.10 (*)	Employment Agreement with Alex Saltzman.	8-K	001-39648	10.9	January 31, 2022
10.11	Trust Indenture between the Public Finance Authority and The Bank of New York Mellon.	8-K	001-39648	10.10	January 31, 2022
10.12	Specimen Series 2021 Bonds (included as part of Exhibit 10.11).	8-K	001-39648	10.11	January 31, 2022
10.13	Loan Agreement by and between the Public Finance Authority, Sky Harbour Sugar Land Airport, LLC, Sky Harbour Opa Locka Airport, LLC, Nashville Hangars LLC, APA Hangars LLC and DVT Hangars LLC.	8-K	001-39648	10.12	January 31, 2022
10.14	Ground Sublease between Sunborne XVI, LTD. and APA Hangars LLC.	8-K	001-39648	10.13	January 31, 2022
10.15 (+)	Unsubordinated Ground Lease and Option to Lease Additional Land between City of Phoenix and DVT Hangars LLC.	8-K	001-39648	10.14	January 31, 2022
10.16	Lease Agreement by and between The Metropolitan Nashville Airport Authority and Sky Harbour, LLC.	8-K	001-39648	10.15	January 31, 2022
10.17 (+)	First Amendment to the Lease Agreement by and between The Metropolitan Nashville Airport Authority and Nashville Hangars LLC.	8-K	001-39648	10.16	January 31, 2022
10.18 (+)	Sublease Agreement by and between AA Acquisitions, LLC and Sky Harbour Opa Locka Airport, LLC.	8-K	001-39648	10.17	January 31, 2022
10.19 (+)	First Amendment to Sublease Agreement between AA Acquisitions, LLC and Sky Harbour Opa Locka Airport, LLC.	8-K	001-39648	10.18	January 31, 2022
10.20	Amended and Restated Standard Form Airport Corporate Hangar Land Lease between the City of Sugar Land and Sky Harbour Sugar Land Airport, LLC.	8-K	001-39648	10.19	January 31, 2022
10.21	Amendment No. 2 to the Standard Form Airport Corporate Hangar Land Lease between the City of Sugar Land and Sky Harbour Sugar Land Airport, LLC.	8-K	001-39648	10.20	January 31, 2022
10.22	BOC YAC PIPE Subscription Agreement dated December 22, 2021.	8-K	001-39648	10.1	December 23, 2021
10.23	Letter Agreement dated December 22, 2021.	8-K	001-39648	10.2	December 23, 2021
10.24	Forward Purchase Agreement dated January 17, 2022.	8-K	001-39648	10.1	January 18, 2022
10.25 (+)	Purchase and Sale Agreement by and between AA Acquisitions, LLC and OPF Hangars Landlord LLC.	10-K	001-39648	10.25	March 28, 2022
10.26 (*)	Employment Agreement with Tal Keinan.	8-K	001-39648	10.1	March 28, 2022
10.27 (*)	First Amendment to Employment Agreement with Alexander Saltzman.	8-K	001-39648	10.2	March 28, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.28 (*)	Amendment to Amended and Restated Employment Agreement with Francisco Gonzalez.	8-K	001-39648	10.3	March 28, 2022
16.1	Letter from KPMG LLP to the SEC, dated January 31, 2022.	8-K	001-39648	16.1	January 31, 2022
21.1	List of Subsidiaries.	10-K	001-39648	21.1	March 28, 2022
23.1 (#)	Consent of KPMG LLP, independent registered public accounting firm of Sky Harbour Group Corporation (formerly Yellowstone Acquisition Company).
23.2 (#)	Consent of EisnerAmper LLP, independent registered public accounting firm of Sky Harbour LLC.
23.3 (#)	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1 (#)	Power of Attorney (included on signature page).
107	Filing fee table
(*)	Indicates a management contract or compensatory plan.
(#)	Filed herewith.
(+)
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York on March 28, 2022.
SKY HARBOUR GROUP CORPORATION

/s/ Tal Keinan
Name: Tal Keinan
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tal Keinan and Francisco Gonzalez, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date

/s/ Tal Keinan	Chair and Chief Executive Officer	March 28, 2022
Tal Keinan	(Principal Executive Officer)

/s/ Francisco Gonzalez	Chief Financial Officer	March 28, 2022
Francisco Gonzalez	(Principal Financial Officer)

/s/ Michael W. Schmitt	Chief Accounting Officer	March 28, 2022
Michael W. Schmitt	(Principal Accounting Officer)

/s/ Walter Jackson	Director	March 28, 2022
Walter Jackson

/s/ Alethia Nancoo	Director	March 28, 2022
Alethia Nancoo

/s/ Alex B. Rozek	Director	March 28, 2022
Alex B. Rozek

/s/ Lysa Leiponis	Director	March 28, 2022
Lysa Leiponis

/s/ Nick Wellmon	Director	March 28, 2022
Nick Wellmon

/s/ Robert S. Rivkin	Director	March 28, 2022
Robert S. Rivkin